Exhibit 10.14

January 8, 2015

PERSONAL AND CONFIDENTIAL

Robert E. Watson

Re: Employment Agreement

Dear Bob:

It gives me great pleasure to offer you the position of President. I hope that you find working at Nant Health, LLC (the “Company”) a richly rewarding experience. This letter agreement (this “Agreement”) sets forth the terms and conditions of employment between you (“Employee”) and the Company (each, a “Party” and collectively, the” Parties”).

1. Effective Date. This Agreement shall be effective, and Employee shall commence employment with the Company, as of January 9, 2015 or such later date as may be mutually agreed between the Parties (the “Effective Date”).

2. Employment. Employee shall render services to the Company in the position of President and shall report to Dr. Patrick Soon-Shiong, the Company’s Chief Executive Officer. Employee shall be based out of the Company’s offices in Culver City, California (it being understood and agreed that Employee will be required to travel as reasonably necessary to other Company offices and otherwise in connection with Company business). Employee shall devote substantially all of his business time, energy, attention and skill to the services of the Company and the promotion of its interests. So long as Employee is employed by the Company, Employee shall not, without the prior written consent of the Company: (a) engage in any other activity for compensation, profit or other pecuniary advantage, whether received during or after the term of employment with the Company: (b) render or perform services of a business, professional or commercial nature other than to or for the Company and its affiliates, either alone or as an employee, consultant, director, officer or partner of another business entity (including serving on boards of directors), whether or not for compensation; or (c) establish or engage in any business activity that would compete in any way with the current or proposed business of the Company oi its affiliates; provided, that it shall not be a violation of this Agreement for Employee to (i) serve on civic or charitable boards, (ii) serve in a non-executive capacity on the boards of directors of up to two other companies or (iii) manage passive personal investments, in each case so long as such activities do not interfere in any material way with the performance of Employee’s duties and responsibilities to the Company.

3. Compensation.

(a) Salary. The Company shall pay Employee an annual base salary of not less than $375,000 (“Base Salary”), which shall be paid in accordance with the Company’s regularly established payroll practice. The Company shall conduct an annual review of the Base Salary and may increase such Base Salary in its sole discretion based on the performance of Employee and the Company. The Company may decrease Employee’s Base Salary, but only in the event that the same percentage decrease applies to the base salaries of all other senior executives of the Company at the same time

(b) Annual Bonus. Employee shall he eligible to receive an annual discretionary bonus in such amount, and subject to such performance targets and other factors, all as determined by the Company’s Board of Directors (“Annual Bonus”). The target amount of each Annual Bonus for each calendar year shall be fifty percent (50%) of Employee’s then-current Base Salary. Employee shall first be eligible for the Annual Bonus for the 2015 calendar year (which shall be paid before March 15, 2016 at the same time as bonuses are paid for other senior executives of the Company). As the Annual Bonus is subject to the attainment of performance targets, it may be paid at, above or below target levels.

(c) Equity. Within sixty (60) days after the Effective Date, the Company will grant Employee 1,250,225 Units under the Nant Health, LLC Phantom Unit Plan, a copy in substantially final form of which has been provided to Employee (the “Plan”). All of the foregoing Units will vest in full upon a Change of Control (as defined in the Plan). With respect to an Initial Public Offering by the Company (the “IPO”), fifty percent (50%) of the Units (i.e., 625,113 Units will vest upon the closing of the IPO and the remaining fifty percent of the Units (i.e., 625,112 Units) will vest over four (4) years in equal installments on each annual anniversary of the IPO. The Units will otherwise be subject to the terms and conditions of the Plan.

(d) Sign-On Bonus. The Company shall pay Employee a sign-on bonus (“Sign-On Bonus”) of $100,000 within thirty (30) clays after the Effective Date. If, within one year after the Effective Date, Employee’s employment is terminated by Employee without Good Reason (defined below) or by the Company for Cause (defined below), Employee shall repay to the Company, within thirty (30) days after the termination date, the Sign-On Bonus.

(e) Relocation Assistance. To assist Employee and his immediate family with relocating to the Los Angeles area, the Company will pay or reimburse Executive up to an aggregate of $50,000 for (i) all reasonable moving costs and (ii) the reasonable costs for up to two exploratory trips to the Los Angeles area, including airfare, lodging, meals, rental car and other incidental expenses; provided, that Employee must incur such costs on or before June 30, 201 and must provide the Company with reasonably detailed backup documentation supporting the costs incurred; provided further, that the Company shall not be responsible for broker’s fees, real estate transfer taxes or any other costs associated with the relocation of Employee or his immediate family. Without limiting the generality of, and notwithstanding, the foregoing, the Company will pay or reimburse Employee for reasonable and documented travel and living expenses for up to six (6) months after the Effective Date (it being understood that the foregoing travel and living expenses shall not count against the $50,000 cap described in the previous sentence). If the Company terminates Employee’s employment for Cause or Employee voluntarily terminates his employment with the Company (other than for Good Reason), in each case within one year after the Effective Date, then Employee shall repay the Company all relocation costs paid or reimbursed by the Company pursuant to this subsection (e) within thirty (30) clays after the termination date.

(f) Benefits. Employee shall be entitled to participate in all benefit plans (including but not limited to, any medical, dental, life insurance, retirement and disability plans), which may be available from time to time to the senior executives (and their eligible dependents) of the Company. Employee acknowledges and agrees that the Company may, in its discretion, terminate at any time or modify from time to time any such benefit plans.

(g) Vacation. Employment shall accrue vacation at the rate of four (4) weeks per calendar year.

(h) Expenses. The Company shall pay or reimburse Employee for business expenses reasonably incurred by Employee in connection with the performance of Employee’s duties in accordance with the policies of the Company as may be in effect from time to time, including presentation of receipts or other backup or supporting documentation. In addition, the Company shall reimburse Employee for his documented advisory fees (including legal and tax advisory fees) and expenses, up to an aggregate of $10,000, incurred in connection with the negotiation and preparation of this Agreement.

(j) No Other Compensation. Other than as expressly set forth in this Section 3, Employee shall not receive any other compensation or benefit from the Company or its affiliates.

(j) Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold from any amounts otherwise due or payable under or pursuant to this Agreement or otherwise such non-U.S., U.S., federal state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable. law or regulation.

4. At Will Employment. This Agreement is for EMPLOYMENT AT WILL such that the Company may terminate Employee’s employment at any time (immediately upon giving notice to Employee) for any reason or no reason, with or without Cause or prior notice.

5. Severance. In the event that the Company terminates Employee’s employment without Cause, or Employee terminates his employment for Good Reason, in each case during the thirty-six (36) month period after the Effective Date, then the Company shall pay Employee a single cash payment equal to 125% of Employee’s then-current Base Salary (i.e., 15 months of severance) plus 125% of his target Annual Bonus, less all applicable federal, state and local withholdings and deductions: provided, that Employee shall not be entitled to any such severance payment unless he executes and returns to the Company a general release in favor of, and in a form satisfactory to, the Company and does not revoke such release during any applicable revocation period prescribed by law. and such release becomes effective within 60 days following Employee’s termination date. For the avoidance of doubt, and notwithstanding anything herein to the contrary, Employee shall not be entitled to any severance payment if (a) the Company terminates Employee’s employment for Cause, (b) Employee resigns or otherwise terminates his employment with the Company (other than for Good Reason), (c) Employee’s employment is terminated by reason of Employee’s death or Disability or (d) Employee’s employment is terminated after the thirty-six (36) month anniversary of the Effective Date (whether by the Company or Employee, and whether for Cause or without Cause or for any reason or no reason). The Company shall make any such severance payment on the 60th day following the date on which termination occurs, subject to any required delay to satisfy the requirements of Section 409 (A) as provided in Section 9 below.

6. Definitions. For purposes of this Agreement, the term “Cause” shall mean any of the following: (a) Employee’s material breach of any agreement with the Company, including the Confidentiality Agreement, or any policy of the Company, which breach has not been cured within twenty (20) days following written notice to Employee thereof; (b) Employee’s conviction of a felony or any other crime involving dishonesty, breach of trust, moral turpitude, or physical harm to any person (including the Company or any of its employees): (c) Employee’s act of fraud, misconduct, intentional misrepresentation or dishonesty in connection with Employee’s duties or otherwise with the business of the Company; (d) Employee’s material breach in the performance of duties under this Agreement, including insubordination or excessive tardiness, or failure to implement or follow a lawful policy or directive of the Company, in each case where such failure is not cured within twenty (20) days following written notice to Employee thereof; (e) Employee’s commission of any act or omission of gross negligence or willful misconduct in the performance of Employee’s duties that results in material harm to the Company; or (f) Employee repeatedly being under the influence of alcohol or non-prescription drugs. during work activities, except that “ Cause” shall not include Employee’s proper use of prescription drugs with a valid prescription or proper use of over-the-counter medications in accordance with the manufacturer’s recommendations or a physician’s directions or Employee’s modest consumption of alcohol during business dinners or other work-related social events. For purposes of this Agreement, other than Section 7), “Good Reason” means, without Employee’s written consent, the occurrence of any of the following circumstances: (i) a material reduction in Employee’s Base Salary: (ii) Employee is required by the Company to be based at any place outside a thirty (30) mile radius from Culver City, California (it being understood and agreed that Employee will be required to travel to the Company’s offices in Pennsylvania, Florida and Texas and other locations in connection with the Company’s business, and none of such travel shall constitute or give rise to “Good Reason”); or (iii) a material breach of this Agreement by the Company. For purposes of the previous sentence, Employee’s voluntary termination shall be deemed for purposes of this Agreement to have occurred for Good Reason only if (i) Employee provides written notice to the Company prior to resignation and within thirty (30) days after Employee becomes aware of the circumstances giving rise to Good Reason, (ii) the Company fails to correct the circumstances giving rise to Good Reason prior to resignation and within thirty (30) days following receipt of such notice and (iii) Employee resigns within sixty (60) days following the end of the thirty (30) day period described in (ii). For purposes of this Agreement, “Disability” shall mean (i) Employee becomes eligible for the Company’s long-term disability benefits or (ii) in the reasonable opinion of the Company, Employee has been unable to carry out the essential responsibilities and functions of the position held by Employee by reason of any physical or mental impairment, with or without any reasonable accommodation, for more than ninety (90) consecutive days or more than one hundred twenty (120) days in any twelve (12) month period.

7. Change of Control. In the event the employment of Employee is terminated by the Company without Cause or by Employee for Good Reason in connection with, or within the period starting sixty (60) days prior to and ending one (1) year following, a Change of Control (as defined in the Plan), then the Company shall pay Employee a single cash payment equal to 200% of Employee’s then-current Base Salary (i.e., 2 years of severance) plus 200% of his target Annual Bonus, less all applicable federal, state and local withholdings and deductions; provided, that Employee shall not be entitled to any such severance payment unless he executes a general release in favor of, and in a form satisfactory to, the Company and does not revoke such release during any applicable revocation period prescribed by law, and such release becomes effective within 60 days following Employee’s termination date. The Company shall make any such severance payment on the 60th day following the date on which termination occurs, subject to any required delay to satisfy the requirements of Section 409(A) as provided in Section 9 below. Benefits provided under this Section 7 shall be in lien of any benefits provided pursuant to Section 5 above. In the event of the consummation of a Change of Control transaction within six (6) months following the termination of Employee’s employment by the Company without Cause or by Employee for Good Reason and such termination is in contemplation of a Change of Control transaction, then Employee shall be entitled to receive the difference between those benefits provided pursuant to this Section 7 and those benefits already provided pursuant to section 5. For purposes of title Section 7, “Good Reason” means, without Employee’s written consent, the occurrence of any of the following circumstances: (i) a material reduction in Employee’s Base Salary; (ii) Employee is required by the Company to be (ii) based at any place outside a thirty (30) mile radius from Culver City, California (it being understood and agreed that Employee will be required to travel to the Company’s offices in Pennsylvania, Florida and Texas and other locations in connection with the Company’s business, and none of such travel shall constitute or give rise to “Good Reason”): (iii) a material breach of this Agreement by the Company; or (iv) a material and adverse diminution in Employee’s authority, duties or responsibilities; provided, that (for avoidance of doubt) a change in Employee’s duties in connection with the termination of this Agreement for Disability, Cause, as a result of the Employee’s death, or by the Employee other than for Good Reason shall not constitute Good Reason. Employee’s voluntary termination shall be deemed for purposes of this Section 7 to have occurred for Good Reason only if (i) Employee provides written notice to the Company prior to resignation and within thirty (30) days after Employee becomes aware of the circumstances giving rise to Good Reason, (ii) the Company fails to correct the circumstances giving rise to Good Reason prior to resignation and within thirty (30) days following receipt of such notice and (iii) Employee resigns within sixty (60) days following the end of the thirty (30) day period described in (ii).

8. Post-Termination Obligations.

(a) Employee agrees that all property (including. without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Employee in the course and scope of Employee’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Employee’s employment.

(b) Upon termination of Employee’s employment, Employee shall be deemed to have resigned from all offices and directorships then held with the Company and its subsidiaries. Following any termination of employment, Employee slain reasonably cooperate with the Company (i) in the winding up or pending, work on behalf of the Company and the orderly transfer of work to other employees, and (ii) in the defense of any action brought by any third party against the Company that relates to Employee’s employment by the Company; provided, that in each case the Company shall reimburse Employee for any reasonable and documented out-of-pocket fees and expenses incurred by Employee in connection with such cooperation.

(c) Employee acknowledges that (i) because of his position with the Company, he will have access to information about the operations, business strategies and customers, and other valuable proprietary information and trade secrets, of the Company and its affiliates, (ii) the use or disclosure of such information and trade secrets in violation of this Agreement would be extremely difficult to detect or prove, and (iii) any activities restricted by this Section 8(c) necessarily involve the use or disclosure of the Company’s trade secrets and/or proprietary information. Accordingly, Employee agrees that from the Effective Date until the twelve: (12) month anniversary of the termination of employment, Employee will not, directly or indirectly: (i) tortuously interfere with, damage or impair (or attempt to tortuously interfere with, damage or impair) the relationship between the Company and its affiliates and any of their customers, supplier; of business relations (or prospective customers, suppliers or business relations) or (ii) solicit, encourage, induce (or attempt to induce, encourage or induce) any person who is an employee, consultant, agent or representative or the Company or its affiliates to terminate his, her or its employment or relationship with the Company or its affiliates.

(d) Employee agrees that he will not directly or indirectly, individually or in concert with others, make any statement calculated or likely to have the effect of undermining or disparaging the business or the business reputation of the Company or its affiliates or their respective employees, officers, directors, customers, suppliers, successors and assigns, including, without limitation, negative comments about any such company, its management methods, policies and/or practices. The Company agrees that none of its directors or officers will, directly or indirectly, individually or in concert with others, make any statement calculated or likely to have the effect of undermining or disparaging Employee’s reputation. Notwithstanding the foregoing, nothing herein shall prohibit Employee or the Company’s officers or directors from responding accurately and fully to any question, inquiry Or request made in connection with any governmental inquiry, investigation, review, audit or proceeding, or as otherwise required by law.

(e) Employee acknowledges that the Company is relying for its protection upon the existence and validity of the provisions of this Agreement, that the services to be rendered by Employee are of a special, unique and extraordinary character, and that irreparable injury may result to the Company from any violation or continuing violation of the provisions of this Section 8 for which damages may not be an adequate remedy. Accordingly, notwithstanding Section 12 below, Employee hereby agrees that in addition to the remedies available to the Company by law, the Company shall be entitled to apply to a court of competent jurisdiction to obtain such equitable relief as may be permitted by law by such a court including injunctive relief from any violation or continuing violation by Employee of any term or provision of this Section 8.

9. Section 409(A). To the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to payments made to certain “key employees” of certain publicly-traded companies), any severance payments payable under the terms of Section 5 or Section 7 which constitute deterred compensation subject to Code Section 409A to which Employee would otherwise be entitled during the six (6) month period immediately following Employee’s separation from service will be paid on the earlier of (i) the first business day following the expiration of such six (6) month period or (ii) Employee’s death. The Parties agree that they will reasonably cooperate with each other to avoid the imposition of any additional taxes, interest and/or penalty under Section 409A of the Code.

10. Confidentiality Agreement. Concurrently with the execution of this Agreement, Employee shall execute and delivery to the Company the Company’s standard Employee Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”).

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of California.

12. Arbitration. Subject to Section fl(c) above, Employee agrees that all disputes, controversies and claims arising out of his employment and/or cessation of employment with the Company or otherwise relating to or connected with this Agreement shall be resolved exclusively through arbitration before a single arbitrator and administered by the American Arbitration Association in accordance with its then existing Employment Arbitration Rules & Procedures. Stall arbitration shall take place in Los Angeles. California, unless another venue is selected by mutual agreement of the Parties. The Company shall pay all of the costs of the arbitration, including any administrative costs and arbitrator fees (hut excluding for the avoidance of doubt fees and expenses of counsel for Employee, except to the extent such are awarded by the arbitrator pursuant to applicable law at the conclusion of any arbitration). All arbitration awards shall be final and binding upon the Parties. and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction located in California or otherwise.

13. Entire Agreement. It is understood, acknowledged and agreed that there are no oral agreements between the Parties hereto or their affiliates and that this Agreement constitutes the Parties’ and their affiliates’ entire agreement and supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, between the Parties hereto and their affiliates, and none thereof shall be used to interpret or construe this Agreement. This Agreement, and the exhibits attached hereto, and the Confidentiality Agreement contain all of the terms, covenants, conditions, warranties and agreements of the Parties and their affiliates, shall be considered to be the only agreement between the Parties hereto and their affiliates and their respective representatives and agents with respect thereto.

14. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants of this Agreement may be waived only by a written instrument executed by the Parties to this Agreement or, in the case of a waiver, by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise. in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

15. Assignment. The rights, duties and benefits of Employee hereunder are personal in nature, and no such right, duty or benefit may be assigned by Employee without the prior written consent of the Company. The rights and obligations or the Company hereunder shall inure to the benefit of, and be binding upon, the Company and its successors and assigns.

16. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17. Construction. Employee and the Company acknowledge and agree that (a) each Party has actively participated in the drafting, preparation and negotiation of this Agreement. (b) each such Party has consulted (or had the opportunity to consult) with such Party’s own, independent counsel, and such other professional advisors as such Party has deemed appropriate, relating to any and all matters contemplated under this Agreement, (c) each such Party and such Party’s counsel and advisors have reviewed (or had the opportunity to review) this Agreement, (d) each such Party has agreed to enter into this Agreement following such review (or opportunity to review) and the rendering of such advice, and (e) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, or any portions hereof, or any amendments hereto.

18. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same Agreement and shall become effective when a copy signed by each Party has been delivered to the other Party. The Parties agree that facsimile and .pdf signatures shall be as effective as if originals.

Please kindly countersign this Agreement to confirm your understanding and agreement with the Terms set forth herein.

Sincerely,

Nant Health, LLC

By:	/s/ Patrick Soon-Shiong

Name:	Patrick Soon-Shiong, M.D.

Title:	Chief Executive Officer and Chairman

ACKNOWLEDGED AND AGREED:

By:	/s/ Robert F. Watson

Name:	Robert F. Watson